Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by and between Contango Oil & Gas Company (the “Company”), and Jay S. Mengle (“Employee”). The Company and Employee are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee was employed by the Company and, as of the Separation Date (as defined below), Employee was no longer employed by the Company, as Employee voluntarily resigned from employment with the Company;

WHEREAS, the Parties wish for Employee to receive certain separation benefits and treatment of Awarded Restricted Stock (defined below), which are conditioned upon Employee’s entry into, and non-revocation of, this Agreement in the time provided to do so and Employee’s compliance with the terms of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.

Separation from Employment.    The Parties acknowledge and agree that the last day of Employee’s employment with the Company was February 4, 2019 (the “Separation Date”).  As of the Separation Date, Employee had no further employment relationship with the Company or any other Company Party.  The Parties further agree that Employee’s employment ended due to his voluntary resignation.

2.

Separation Benefits.    Provided that Employee (i) signs this Agreement on the Separation Date or thereafter and returns it to the Company care of Wilkie S. Colyer, 717 Texas Ave., Ste. 2900, Houston, Texas, 77002 (e-mail: WColyer@contango.com), so that it is received by Mr. Colyer no later than 11:59 p.m. Houston, Texas time on April 27, 2019; (ii) does not exercise Employee’s revocation right pursuant to Section 17; and (iii) abides by each of Employee’s commitments set forth herein, then:

a.

During the portion, if any, of the period beginning on the Separation Date and ending six (6) months thereafter (the “COBRA Benefit Period”) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the premium for such coverage to the administrator for COBRA on a monthly basis (the “COBRA Benefit”). Employee shall be eligible for such COBRA Benefit until the earliest of: (x) the last day of the COBRA Benefit Period; (y) the date Employee is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage shall remain Employee’s sole responsibility.

b.

The Company shall accelerate the vesting of certain unvested Time-Based  Restricted Stock (defined below) and Performance-Based Restricted Stock (defined below), each as described further in Section 3(b).

3.	Stock Awards.
a.

Employee and the Company entered into those certain Contango Oil & Gas Company Stock Award Agreements (collectively, the “Award Agreements”), pursuant to which Employee was granted certain Restricted Stock, as defined in, and pursuant to the terms of, the Award Agreements and that certain Amended & Restated 2009 Incentive Compensation Plan (as may be amended and restated from time to time) (the “Plan”) (such Restricted Stock awarded to Employee is collectively referred to as the “Awarded Restricted Stock”).  Certain shares of the Awarded Restricted Stock were granted pursuant to time-based vesting requirements (collectively, such Awarded Restricted Stock is referred to as the “Time-Based Restricted Stock”) and certain shares of the Awarded Restricted Stock were granted pursuant to performance-based vesting requirements (collectively, such Awarded Restricted Stock is referred to as the “Performance-Based Restricted Stock”).

b.

Provided that Employee satisfies the terms set forth in Section 2(i)-(iii) then, as of the Effective Date: all shares of Time-Based Restricted Stock that were unvested as of the time immediately prior to the Separation Date shall become vested; and (ii) 26,518 shares of the Performance-Based Restricted Stock that were unvested as of the time immediately prior to the Separation Date shall become vested (the “Vested Performance-Based Restricted Stock”). Employee acknowledges and agrees that: (x) as of the Separation Date, all Performance-Based Restricted Stock that is not Vested Performance-Based Restricted Stock was forfeited for no consideration (and Employee no longer has any rights with respect to such Performance-Based Restricted Stock or from being a holder thereof); and (y) all Vested Performance-Based Restricted Stock remains subject to all applicable performance metrics during the full performance period applicable to the award to which the applicable Vested Performance-Based Restricted Stock was granted. For the avoidance of doubt, after giving effect to the vesting described in this Section 3(b), Employee shall hold all of the Vested Performance-Based Restricted Stock and Time-Based Restricted Stock pursuant to the terms of the applicable Award Agreements and the Plan, including, without limitation, the time or times of settlement for vested awards, and in any event Employee shall be required to hold all such shares through May 1, 2019.

c.	In entering into this Agreement, Employee expressly acknowledges and agrees that he has not assigned, transferred, alienated, encumbered, or hypothecated,

sold, delivered, mortgaged, pledged or granted options or rights to purchase any of the Awarded Restricted Stock.
4.

Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.    Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company or any other Company Party, and (with the exception, if not paid as of the time that Employee executes this Agreement, of any payment for base salary earned in the pay period in which the Separation Date occurred)  Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed or could ever be owed by the Company or any other Company Party, including all payments arising out of any employment agreement (including expired) to which he was a party, all incentive plans (including the Plan),  and any other bonus arrangements or any other agreement between Employee and any Company Party.  For the avoidance of doubt, Employee acknowledges and agrees that, except to the extent expressly provided for under the terms of this Agreement, Employee is not eligible to receive any other severance or severance benefits, and Employee is not entitled to receive any portion of any further or future bonus or incentive award (pursuant to the Plan or otherwise), including for calendar years 2018 and 2019.

5.	Release of Liability for Claims.
a.

For good and valuable consideration, including the Company’s agreement to provide the consideration set forth in Sections  2 and 3(b) (and any portions thereof), Employee hereby forever releases, discharges and acquits the Company, each of its present and former subsidiaries and other affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its subsidiaries or other affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the time that Employee executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended  by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and

Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (I) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (J) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Employee may have under any employment contract, incentive or compensation plan or agreement or under any other benefit plan, program or practice, including the Plan; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for any consideration received by Employee pursuant to Section 2 or 3(b), any and all potential claims of this nature that Employee may have against any of the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

b.

In no event shall the Released Claims include any claim that arises after Employee signs this Agreement or any claim to vested benefits under an employee benefit plan that is subject to ERISA.  Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other governmental agency (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC, SEC or other Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of a Governmental Agency proceeding or subsequent legal actions.  Notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to receive an award for information provided to a Governmental Agency.

6.

Representation About Claims.  Employee represents and warrants that, as of the date on which Employee signs this Agreement, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any Governmental Agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Agreement.  Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.	Employee’s Acknowledgments. By executing and delivering this Agreement, Employee expressly acknowledges that:
a.	Employee has carefully read this Agreement and has had sufficient time (and at least 45 days) to consider it;
b.	Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Employee is already entitled;
c.

Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had an adequate opportunity to do so prior to executing this Agreement;

d.

Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those contained herein; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Agreement;

e.

Employee has been provided with, and attached to this Agreement as Exhibit A is, a listing of: (A) the job titles and ages of all employees selected for participation in the exit incentive program or other employment termination program pursuant to which Employee is being offered this Agreement; (B) the job titles and ages of all employees who were considered but not selected for participation in the program; and (C) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program;

f.	The only matters relied upon by Employee and causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and
g.

No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

8.	Restrictive Covenants.
a.

Employee acknowledges that he made certain commitments with respect to confidentiality and the non-disclosure of confidential information, non-competition, and non-solicitation as set forth in Article 2 of that certain Amended and Restated Employment Agreement (the “Employment Agreement”) entered into by and between Employee and the Company on November 30, 2016.

Notwithstanding the prior termination of the Employment Agreement, and as a condition of the Company’s willingness to enter into this Agreement, Employee agrees and commits to abide by the provisions in Article 2 of the Employment Agreement and recognizes the effectiveness and enforceability of such provisions for a period of twelve (12) months following the Separation Date. For purposes of clarity, the Parties agree that the “Non-Compete Term” as defined in Section 2.3(d)(iii) of the Employment Agreement, shall mean and be interpreted as twelve (12) months following the Separation Date, not the date of the termination of the Employment Agreement.

b.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency or authority (including the Securities and Exchange Commission) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Employee from any such Governmental Agency or authority; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Agency or authority relating to a possible violation of law or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization from the Company before engaging in any conduct described in this Section 8(b), or to notify the Company or any of its subsidiaries that Employee has engaged in any such conduct.

c.

Employee agrees to comply with all restrictions and prohibitions on trading in Company securities applicable to designated employees (whether or not Employee is employed by the Company at such time) under the Contango Oil & Gas Company Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons (a copy of which is provided on the Company website) for and during the blackout period ended on the close of the second full trading day following the date of the public release of the Company’s press release reporting operating results for the year and quarter ended December 31, 2018.  Notwithstanding the foregoing, Employee agrees separately to comply with the holding period requirements set forth in Section 3.b. of this Agreement.

9.	Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof; provided, however, that Section 3 of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law provision thereof.
10.

Arbitration. Any dispute, controversy or claim between Employee and any Company Party arising out of or relating to this Agreement or Employee’s employment with the Company will be finally resolved by arbitration in Houston, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. The Parties further agree that all disputes shall be arbitrated on an individual basis, and they forego and waive any right to arbitrate any dispute as a class action or collective action or on consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. This Section 10 does not preclude Employee from filing a charge or complaint with a federal, state or other governmental administrative agency. Any arbitration conducted under this Section 10 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the Parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment. Notwithstanding any other provision in this Section 10, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce Section 8 (including any of the provisions of Article 2 the Employment Agreement referenced therein); provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10. By entering into this Agreement and entering into the arbitration provisions of this Section 10, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL. Nothing in this Section 10 shall prohibit a party to this Agreement from instituting litigation to enforce any arbitration award. This Section 10 shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

11.

Counterparts.    This Agreement may be executed in one or more counterparts (including electronic counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.

Amendment; Entire Agreement.  Subject to Section 14, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged.  This Agreement,  the Award Agreements and the Plan, along with any confidentiality and non-disclosure agreements, constitute the entire agreement of the Parties with regard to the subject matters hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and any Company Party with regard to the subject matters hereof.

13.

Third-Party Beneficiaries.  Employee expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s releases, representations, and covenants herein and shall be entitled to enforce such releases, representations, and covenants as if a party hereto.

14.

Severability and Modification.  Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

15.

Withholding of Taxes and Other Deductions.    The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

16.

Return of Property.  Employee represents that Employee has returned to the Company all documents, files (including electronically stored information), and other materials constituting or reflecting confidential or proprietary information of the Company or any other Company Party, and any other property belonging to the Company or any other Company Party, including all the company vehicle, computers, mobile devices, computer files, electronically stored information and other materials, and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

17.

Revocation Right.  Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by the Company, care of Wilkie S. Colyer, 717 Texas Ave., Ste. 2900, Houston, Texas, 77002 (e-mail: WColyer@contango.com), so that it is received by Mr. Colyer before 11:59 p.m. Houston, Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Employee pursuant to Section 2 and 3(b) and the release of claims set forth in Section 5 shall be of no force or effect and the remainder of this Agreement shall be in full force and effect.

18.

Section 409A.  Neither this Agreement nor any payment provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

19.

Interpretation.    Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

20.

Effective Date.  This Agreement shall be effective on the date immediately following the expiration of the Release Revocation Period, provided that Employee does not exercise his revocation right pursuant to Section 17 (“Effective Date”).

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

JAY S. MENGLE

/s/  Jay S. Mengle

Date:March 18, 2019

CONTANGO oIL & gAS cO.

By:   /s/ Wilkie S. Colyer

Name:Wilkie S. Colyer

Title:President and CEO

Date: March 13, 2019

Signature Page to

Separation Agreement

EXHIBIT A

OLDER WORKERS BENEFIT PROTECTION ACT DISCLOSURE NOTICE

All employees of Contango Oil & Gas Company (the “Company”) whose employment is being terminated or who are choosing to resign from their employment with the Company on or about February 4, 2019, are being offered the opportunity to receive a severance payment in exchange for entering into a general release of claims.

All employees in the Company were considered for either termination or an offer to resign in conjunction with the entry into a general release agreement. Eligibility factors that the Company considered in determining whether or not an employee would continue in employment with the Company or instead be terminated or offered the opportunity to resign and receive severance in conjunction with the entry into a general release agreement included the Company’s business and operational needs, redundancies of positions, potential cost savings and efficiencies, and the continued need for particular positions.

The Company is offering severance in exchange for a waiver and general release of claims to each of the employees selected for termination or who have elected to resign on or about February 4, 2019 in conjunction with the process described above. Selected employees must sign a separation agreement and general release like the one to which this Exhibit A is attached and return it to the Company within the time prescribed in the agreement (45 days) if they wish to receive the payment set forth in the agreement.  For employees receiving this Exhibit, once the agreement is signed, the employee has seven days to revoke the agreement.

The following is a list of the job titles and ages of the individuals considered for potential termination (or the offer to resign in lieu of termination) and who were, and were not, selected for termination (or the offer to resign in lieu of termination) on or about February 4, 2019:

Job Title	Age	Selected for offer of severance in exchange for a waiver and general release of claims?
A/P Supervisor	59	N
Administrative Assistant III	48	Y
EHS Manager	34	N
Executive Assistant	68	N
Field Clerk	54	N
Field Supervisor	41	N
Financial Reporting Supervisor	32	N
GIS Supervisor	47	N
HR Manager	39	N
Joint Interest Accountant II	38	N
Land Administration Lead	46	N

Exhibit A

Job Title	Age	Selected for offer of severance in exchange for a waiver and general release of claims?
Land Manager	43	N
Lead Completions Engineer	32	N
Lead Drilling Engineer	30	N
Lead Operator	40	N
Manager, Reservoir Engineering	41	N
Manager, Operations Accounting	59	N
Network Administrator	44	N
Operations Technician II	33	N
Operator II	47	N
Operator II	32	N
Operator II	36	N
Operator III	60	N
Operator III	54	N
Operator III	63	N
Operator III	39	N
Operator IV	60	N
President and CEO (Interim)	34	N
Production Analyst	45	N
Production Foreman	65	N
Receptionist	58	N
Revenue Supervisor	49	N
Sr. Geologist	36	N
Sr. Landman	36	N
Sr. Landman	55	N
Sr. Marketing Associate	34	N
Sr. Revenue Accountant	57	N
Sr. Revenue Accountant	57	N
Sr. General Ledger Accountant	32	N
Sr. Production Engineer	35	N
Sr. Vice President and CFO	66	N
Sr. Vice President, Engineering	65	Y
Sr. Vice President, Exploration	60	Y
Vice President, Land	59	Y
Vice President and Treasurer	49	N
Vice President, Production	60	N

Exhibit A